Exhibit 99.1

                   IMMUNOMEDICS ANNOUNCES FISCAL 2006 RESULTS

    MORRIS PLAINS, N.J., Aug. 25 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies, today reported revenues of $2.2 million and a net loss of $5.7 million, or $0.10 per share, for the fourth quarter of fiscal year 2006, which ended June 30, 2006. This compares to revenues of $0.6 million and a net loss of $10.1 million, or $0.19 per share, for the same period last year. For the fiscal year 2006, the Company reported revenues of $4.4 million and a net loss of $28.8 million, or $0.52 per share. This compares to revenues of $3.8 million and a net loss of $26.8 million, or $0.50 per share, for fiscal year 2005.

    Revenues for the fourth quarter and the fiscal year were positively impacted by the recognition of $1.5 million of the $38 million initial payment received from UCB, S.A., for the licensing of epratuzumab for all autoimmune diseases worldwide, despite lower LeukoScan(R) sales in Europe for the fiscal year. Net loss for the fourth quarter improved due to the transfer of the SLE clinical trials to UCB as part of the May 9, 2006 agreement. For the fiscal year, lower R&D expense was offset by increased interest expense for the 5% convertible notes. At June 30, 2006, the Company had $41.8 million in cash and liquid securities.

    "Our cash position was strengthened substantially with the $38 million payment from UCB. Additionally, because UCB will be responsible for funding all current and future clinical development of epratuzumab in autoimmune diseases, we will be able to devote our resources to further development of our extensive product candidate pipeline, focusing on markets with high unmet medical needs and on those compounds that have a high probability to become commercial successes within the shortest timeframe," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer.

    "We are pleased that, during this fiscal year, we have executed three important components of our business strategy," said Cynthia L. Sullivan, President and Chief Executive Officer of the Company. "We consummated an out-licensing agreement with UCB for the clinical development and commercialization of epratuzumab for all autoimmune disease indications on a world-wide basis, we continued to progress with the evaluation of epratuzumab in patients with lupus in the Phase III ALLEVIATE trials, and in discovery, we have developed a novel platform technology called the Dock-and-Lock methodology," she further remarked.

    Other developments of note during the fourth quarter of fiscal year 2006 were:

    * The Company published in the Proceedings of the National Academy of Sciences of the USA (PNAS) a novel platform technology called Dock-and-Lock that can be used to generate multifunctional agents for diverse applications.

    * At the 42nd Annual Meeting of the American Society of Clinical Oncology
      (ASCO) the Company presented updated clinical results from a Phase I/II study with the humanized anti-CD20 antibody (hA20) in non-Hodgkin's lymphoma, and also reported the construction of two new bispecific antibodies that bind to both CD20 and CD22 antigens on B-lymphocytes, using the Dock-and-Lock methodology.

    * The Company and its subsidiary, IBC Pharmaceuticals, Inc., presented four studies at the 53rd Annual Meeting of the Society of Nuclear Medicine on the Dock-and-Lock methodology, immunoPET detection of xenografts, bispecific antibody pretargeting of neovasculature, and of renal cell carcinoma.

    * The Company presented at Rodman & Renshaw 3rd Annual Global Healthcare Conference during which a corporate overview was provided.

    * Results from the phase II study of epratuzumab in systemic lupus erythematosus were published in Arthritis Research & Therapy.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have recently licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for the two, ongoing, pivotal Phase III trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel dock and lock methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                                  June 30,          June 30,
                                                    2006              2005
                                               --------------    --------------
ASSETS
Current Assets:

     Cash and cash equivalents                 $   40,877,766    $   11,937,483
     Marketable securities                            948,820         3,547,507
     Accounts receivable                              498,612           409,458
     Inventory                                        541,030           493,603
     Other current assets                             602,736           785,677
     Restricted securities                          1,275,200        15,575,200
                                                   44,744,164        32,748,928

Property and equipment, net                         8,496,060        10,152,115

Restricted securities                               1,275,200         2,550,400
Other long-term assets                              1,362,419         2,471,706
                                               $   55,877,843    $   47,923,149

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities                       $   19,035,185    $    9,422,923
     Long-term debt                                29,525,377        36,743,233
     Deferred revenues - long-term portion         25,810,769                 -
     Other liabilities                                      -         2,748,240
     Minority interest                                182,000           272,160
     Stockholders' deficit                        (18,678,488)       (1,263,407)
                                               $   55,874,843    $   47,923,149

                 Condensed Consolidated Statements of Operations

                               Three Months Ended                    Year Ended
                                    June 30,                          June 30,
                         -------------------------------   -------------------------------
                              2006             2005             2006             2005
                         --------------   --------------   --------------   --------------
Revenues:
  Product sales          $      568,562   $      543,312        2,253,748        3,349,483
  License fee and
   other revenues             1,583,529           66,287        1,830,460          329,674
  Research &
   development                        -                -          268,570          134,285
Revenues                 $    2,152,091          609,599        4,352,778        3,813,442
Costs and Expenses            7,565,360       11,117,806       28,903,102       32,514,259
Operating Loss               (5,413,269)     (10,508,207)     (24,550,324)     (28,700,817)
Interest and Other
 Income                        (220,149)         376,822       (4,704,499)       1,557,763
Net Loss before
 Income Tax Expense          (5,633,418)     (10,131,385)     (29,254,823)     (27,143,054)
Income Tax
 (Expense) Benefit              (23,935)          37,555          490,415          385,120
Net Loss                 $   (5,657,353)  $ (10,093,830)   $  (28,764,408)  $  (26,757,934)

Net Loss per Common
 Share, Basic and
 Diluted                 $        (0.10)           (0.19)           (0.52)           (0.50)

Weighted average
 number of common
 shares outstanding          57,241,618       54,073,059       55,263,365       53,683,834

SOURCE  Immunomedics, Inc.
    -0-                             08/25/2006
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis, +1-973-605-8200, extension 123, or ccheng@immunomedics.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/113121.html /
    /Web site:  http://www.immunomedics.com /